Exhibit 99.1

INNOSPEC COMMITS TO ACQUIRE EUROPEAN PERSONAL CARE AND

HOME CARE BUSINESS FROM HUNTSMAN

Signficant expansion to Innospec’s Personal Care business with complementary products

Brings substantial European market presence

Creates much wider technology and asset base from which to serve customers globally

Englewood, CO – August 3, 2016 – Innospec Inc. (NASDAQ: IOSP) today announced that it commits to acquiring the European Personal Care and Home Care business of Huntsman Corp.

The business is based in Belgium, and has manufacturing assets in France, Italy and Spain. With sales revenues of around $230 million, the business employs approximately 430 people.

On a proforma basis the business has a full year outlook to generate $24m of EBITDA (earnings before interest, tax, depreciation and amortization). The purchase price is expected to be $200m with an Enterprise Value of $225m as Huntsman will retain related accounts receivable and trade payables. Innospec will fund the purchase through existing cash and additional debt.

Patrick S. Williams, President and CEO of Innospec Inc said “ We have signalled for some time that we have been seeking an appropriate acquisition in the Personal Care sector. Our preferred profile was always to add to our technology platforms, and grow our geographical presence. Our target is to significantly expand the range of products we can offer to our customers in both Personal Care and Home Care.”

Bruce McDonald, President of Performance Chemicals at Innospec added “The Huntsman business has a well-established presence in Europe and the range of technologies is very complementary to the existing Innospec range. Together, we will now be competing in a much larger part of the sector. With substantial assets in Europe from which to manufacture our existing and future products, the acquisition will form a springboard to continue Innospec’s successful development of innovative technologies.”

Peter R. Huntsman, President and CEO of Huntsman Corporation, commented: “This proposed transaction is consistent with our strategic financial objectives of increasing our cash flow generation, growing our downstream differentiated businesses and separating our titanium dioxide business. We plan to use the proceeds from this sale to repay our debt and strengthen our balance sheet. The decoupling of our European surfactants business would allow us to concentrate our focus and grow businesses within our portfolio with greater long term strategic fit. Additional reshaping of Huntsman will occur soon, as we are actively working towards a spin-off of our titanium dioxide, additives and textile effects businesses.”

The acquisition process is subject to a period of consultation with the employee representative bodies and clearance from the regulatory authorities. The transaction is expected to close early in the fourth quarter.

Patrick S. Williams added “This helps us to deliver on our objective to build a larger Performance Chemicals segment which creates the balanced portfolio of businesses we have outlined in our strategic plan”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items and net income excluding special items and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and acquisition fair value adjustments. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of foreign currency exchange (gains)/losses, amortization of acquired intangible assets, adjustment to fair value of contingent consideration, acquisition-related costs and adjustment of income tax provisions. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1300 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care market, focusing on skincare, haircare and suncare. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions), for example, which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2015, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com